EXHIBIT 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is entered into by and between Concho Resources Inc., a Delaware corporation (“Company”), and ___________________ (“Executive”) as of ________________, 2010.
     WHEREAS, Company and Executive have heretofore entered into that certain Employment Agreement effective as of ____________, 2009 (the “Employment Agreement”); and
     WHEREAS, Company and Executive desire to amend the Employment Agreement in certain respects;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, Company and Executive hereby agree, effective as of the date first set forth above, that the Employment Agreement shall be amended as hereafter provided:
     1. Section 1.1(f)(iv) of the Employment Agreement shall be deleted and the following shall be substituted therefor:
     “(iv) individuals, who, as of November 19, 2010, constitute members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board.”
     2. The word “within” shall be deleted from clause (b) of the proviso included in Section 5.1 of the Employment Agreement.
     3. The words “or before” shall be deleted from Section 5.3(a)(i) [NTD — Add for Mr. Giraud: and clause (x) of the second sentence of Section 5.4] of the Employment Agreement.
     4. Clause (2) of the first sentence of Section 5.6 [NTD: For Mr. Giraud, change 5.6 to 5.7] of the Employment Agreement shall be deleted and the following shall be substituted therefor:
     “(2) must be effective and irrevocable by the earlier of (a) the 55th day after the termination of Executive’s employment or (b) the day immediately preceding the first day any cash severance compensation payment is due to be paid to Executive under the provisions of Article 5 (which due date shall be determined after taking into consideration any payment delay required under Section 5.7 [NTD: For Mr. Giraud, change 5.7 to 5.8]).”
     5. Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first set forth above.

“COMPANY” CONCHO RESOURCES INC.
By:
Name:
Title:

“EXECUTIVE”